Exhibit 5.1

Whitley Law Group, P.C.
1001 South Dairy Ashford, Suite 100	Houston, Texas 77077-2375
(281) 668 – 9200 Telephone	(281) 668 – 9201 Facsimile

May 27, 2009

Attn.: Board of Directors
Sunrise Solar Corporation
4703 Shavano Oak, Suite 104
San Antonio, Texas  78249

Re:           Opinion of counsel pursuant to Regulation S-K, Item 601

Gentlemen:

We acted as counsel to Sunrise Solar Corporation (the “Company”) in preparation of its registration statement on Form S-8 filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933 (“Securities Act”) on February 27, 2009 under File No. 333-157568 (said registration statement, the “February 27 Registration Statement”). The February 27 Registration Statement related to the issuance from time to time of 3,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Stock”). The Stock was to be issued to current employees, officers, and consultants of the Company to the extent permitted by the General Instructions to Form S-8 (such Stock issuance being herein referred to as the “Plan”).

We have acted as counsel to the Company in preparation of an additional registration statement on Form S-8 (the “New Registration Statement”), which is to be filed with the Commission under the Securities Act. The New Registration Statement relates to the issuance from time to time of an additional 7,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Stock”). The New Registration Statement supplements the previously filed registration statement, thereby registering a total of 10,000,000 shares of common stock pursuant to the Plan.

In connection with the New Registration Statement, you have requested our opinion regarding whether the Stock, when sold, will be legally issued, fully paid and non-assessable.

In rendering this opinion, we have examined the Company’s articles of incorporation and by-laws and pertinent resolutions of the Board of Directors.  In doing so, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Stock complies in all respects with the terms, conditions and restrictions set forth in the February 27 Registration Statement and the New Registration Statement. We have further assumed that the Company will keep available out of its authorized but unissued common stock, sufficient shares to comply with the Company’s obligations pursuant to the Plan.

Based on our examination of the matters mentioned above, we are of the opinion that the Shares issued pursuant to the Plan have been duly authorized pursuant to the Nevada General Corporation Law and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion speaks only of the above date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments. In rendering this opinion, please be advised that no member of our Firm is admitted to practice in the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Whitley Law Group, P.C.